SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2003

AXCESS INTERNATIONAL INC.

(formerly AXCESS Inc.)

(Exact name of registrant as specified in its charter)

Delaware	0-11933	85-0294536
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3208 Commander Drive, Carrollton, Texas		75006
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (972) 407-6080

(AXCESS Inc.)
(Former name or former address, if changed since last report.)

Item 5.  Other Events.

RESTRUCTURING

On December 16, 2003 AXCESS International Inc. (AXCESS) issued a press release announcing the completion of their financial restructuring plan designed to significantly reduce the amount of debt and preferred stock on AXCESS’s balance sheet. This press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.  The significant entities involved in the restructuring were PV Proceeds Holdings, Inc., Antiope Partners, L.L.C., Amphion Ventures L.P., VennWorks L.L.C. and Amphion Investment L.L.C.  The result will be a reduction in the cost of financing the business reflected through lower interest and dividend payments, and improving financial performance per share.

PV Proceeds Holdings, Inc.

AXCESS reached an Agreement to Amend Purchase Note and Payment Term with PV Proceeds Holdings, Inc. the holders of $4.0 million of non-interest bearing note that was due December 31, 2002 and was in default.  PV Proceeds consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007.  As further consideration for entering into the agreement AXCESS granted to PV Proceeds Holdings, Inc. a warrant to purchase up to 500,000 shares of common stock of AXCESS.  The warrants have an exercise price of two dollars ($2.00) per share and shall expire on the earlier of February 14, 2008 or forty-five days after the principal and all accrued interest are paid.  AXCESS has also agreed to certain provisions that would further reduce the principal amount over time.  Concurrently, with the restructuring AXCESS made a principal reduction of $280,494.

PV Proceeds Holdings, Inc. also agreed to convert their Series 1999 Preferred Stock and all accrued dividends into AXCESS common stock.  Resulting in AXCESS issuing 692,142 shares of common stock.  PV Proceeds Holdings, Inc. has agreed to certain limitations on the sale of these shares based on AXCESS’s current and future share trading volumes.  Allan Griebenow, President and Chief Executive Officer of AXCESS is currently a board member of PV Proceeds Holdings, Inc.

Antiope Partners L.L.C.

Antiope Partners L.L.C. agreed to convert $751,152 of Preferred Series I (including accrued dividends) into 303,960 shares of common.  Antiope Partners L.L.C. also agreed to convert $1,795,482 of Preferred Series J (including accrued dividends) into 726,688 shares of common.

Amphion Ventures L.P.

AXCESS has also reached an agreement with Amphion Ventures L.P. with regards to certain notes between the Parties.  AXCESS was indebted to Amphion Ventures LP for $5,467,069 of principal and accrued interest.  Amphion Ventures LP owed AXCESS $5,228,256 of note receivable and accrued interest.    The above-described notes were set off against each other there by reducing the debt owed Amphion Ventures L.P. by AXCESS to $220,857.  Amphion Ventures L.P. also agreed to convert the remaining $220,857 of demand notes and accrued interest into 294,476 common shares and an equal number of warrants priced at $2.75, that will expire in two years.

VennWorks L.L.C.

AXCESS has also reached an agreement with VennWorks L.L.C. with regards to a demand promissory note executed between them for $1,301,473 of principal and accrued interest.    VennWorks L.L.C. agreed to convert that amount of demand notes and accrued interest into 1,831,332 common shares and an equal number of warrants priced at $2.75 that will expire in two years.

Amphion Investment L.L.C.

AXCESS has also reached an agreement with Amphion Investment L.L.C. with regards to a demand promissory note executed between them for $393,787 of principal and accrued interest.  Amphion Investment L.L.C. consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007.  AXCESS has also agreed to certain provisions that would further reduce the principal amount over time.

ADDITIONAL FUNDING

During December of 2003 the Company raised a net of approximately $362,250 of additional working capital through an exempt Preferred Stock offering.  The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend and 40,000 warrants to purchase the Company’s common stock exercisable for two years at $2.75 per share. The Preferred Stock offering also included an automatic conversion into common stock on a one for one basis if our closing twenty-day average stock price is over $3.75 per share. In connection with the 2003B Preferred Stock offering including fees and expenses, AXCESS will issue 220,000 shares of the 2003B Preferred Stock and 240,000 warrants.

Item 7.  Financial Statements and Exhibits.

AXCESS is in the process of preparing pro forma financials, which will demonstrate the effect of the above restructuring and will file an amended Form 8-K as soon as the pro forma financials become available.

(c)  Exhibits.

10.1	Agreement to amend purchase note and payment terms dated as of December 12, 2003, executed by AXCESS and PV Proceeds Holdings, Inc.
10.2	Amended and restated purchase note dated as of December 12, 2003, executed by AXCESS payable to PV Proceeds Holdings, Inc. in the principal amount of $4,000,000.
10.3	Agreement to amend demand note dated as of December 12, 2003, executed by AXCESS and Amphion Investment LLC
10.4	Amended demand note dated November 30, 2003 executed by AXCESS payable to Amphion Investment LLC in the principal amount of $393,787.
99.1	Press Release of AXCESS announcing the completion of the financial restructuring plan.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXCESS INTERNATIONAL, INC.
(Registrant)

December 17, 2003
(Date)	Allan Griebenow
President and Chief Executive Officer

Exhibit Index

Exhibit Number

Description

10.1	Agreement to amend purchase note and payment terms dated as of December 12, 2003, executed by AXCESS and PV Proceeds Holdings, Inc.
10.2	Amended and restated purchase note dated as of December 12, 2003, executed by AXCESS payable to PV Proceeds Holdings, Inc. in the principal amount of $4,000,000.
10.3	Agreement to amend demand note dated as of December 12, 2003, executed by AXCESS and Amphion Investment LLC
10.4	Amended demand note dated November 30, 2003 executed by AXCESS payable to Amphion Investment LLC in the principal amount of $393,787.
99.1	Press Release of AXCESS announcing the completion of the financial restructuring plan.